Exhibit 10.2
Growth Technology & Life Sciences Group 400 Hamilton Avenue, Suite 210 Palo Alto, CA 94301 650 855-6638 Fax

March 19, 2012

Impax Laboratories, Inc.

121 New Britain Boulevard

Chalfont, PA 18914

Fax: (215) 933-0359

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 11, 2011 (as amended, supplemented, revised, restated, replaced or otherwise modified, the “Credit Agreement”), among Impax Laboratories, Inc., a Delaware corporation (“Borrower”), the guarantors party thereto, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

At your request, we hereby agree that subsection (j) of Section 6.5 of the Credit Agreement is amended by replacing such subsection in its entirety with the following:

(j) loans, advances and/or Investments in connection with that certain Loan and Security Agreement, dated as of March 22, 2012, between Impax Laboratories, Inc., as lender, and Tolmar, Inc., as borrower; provided, that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $15,000,000 at any one time outstanding.

The foregoing amendment is subject to the Administrative Agent’s receipt of (x) this letter agreement duly executed by each Credit Party and (y) a duly executed copy of that certain Loan and Security Agreement between Impax Laboratories, Inc., as lender, and Tolmar, Inc., as borrower.

This letter agreement is limited solely to the specific matters listed above and shall not be deemed to be a waiver of any Default or Event of Default or, except as expressly set forth above, a consent to, or an amendment of, any provision of the Credit Agreement. This letter agreement shall be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the State of New York and all applicable laws of the United States of America. All terms of the Credit Agreement and the other Credit Documents, as modified hereby, remain in full force and effect and constitute the legal, valid and binding obligations of the Credit Parties enforceable against the Credit Parties in accordance with such terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally. This letter agreement shall constitute a Credit Document and shall be subject to the provisions of Sections 9.13 and 9.16 of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This letter agreement sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect hereto. This letter agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of this letter agreement by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Please evidence your acknowledgment and agreement of the foregoing by signing and returning this letter agreement to the undersigned.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as the Administrative Agent

By:	/s/ Samuel Thompson
Name:	Samuel Thompson
Title:	Vice President

Acknowledged and Agreed

this 19th day of March, 2012:

BORROWER:

IMPAX LABORATORIES, INC.

By:	/s/ Arthur Koch, Jr.
Name:	Arthur Koch, Jr.
Title:	Executive Vice President, Finance and Chief Financial Officer